Exhibit 99.3

                         MANAGEMENT INVESTMENT AGREEMENT
                                 (CARY THOMPSON)

                  MANAGEMENT INVESTMENT AGREEMENT (this "AGREEMENT") dated as of December 23, 1998, between Aames Financial Corporation, a Delaware corporation (the "COMPANY"), and Cary Thompson, an individual residing at 1944 Fairburn Avenue, Los Angeles, California, 09925 (the "MANAGEMENT INVESTOR").

                  WHEREAS, on the date hereof, the Company and Capital Z Financial Services Fund II, L.P., a Bermuda limited partnership ("CAPITAL Z"), are entering into a Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT"), pursuant to which Capital Z has agreed to purchase, together with Capital Z Affiliates and co-investors as designated by Capital Z, shares of the Company's Series B Convertible Preferred Stock, par value $0.001 per share ("SERIES B PREFERRED STOCK") and Series C Convertible Preferred Stock, par value $0.001 per share ("SERIES C PREFERRED STOCK," and, together with the Series B Preferred Stock, "SENIOR PREFERRED STOCK"), in the amounts and subject to the conditions set forth in the Purchase Agreement; and

                  WHEREAS, the Management Investor is a senior management employee of the Company and, as a condition precedent to the closing of the transactions contemplated by the Purchase Agreement, certain senior management employees of the Company, including the Management Investor, are required to purchase Series C Preferred Stock from the Company; and

                  WHEREAS, the Management Investor desires to purchase from the Company, and the Company desires to sell to the Management Investor, Series C Preferred Stock under the terms and conditions set forth in this Agreement.

                  NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1.    DEFINED TERMS.    Capitalized terms used and not
otherwise defined in this Agreement shall have the respective meanings assigned to them in the Purchase Agreement.

                  SECTION 2.  SALE AND DELIVERY.

                  (a) Upon the terms and subject to the conditions set forth herein, and conditioned upon the consummation of the Initial Closing, in reliance upon the representations and warranties of the Management Investor hereinafter set forth, and for the purchase price described in Section 2(b), at the Initial Closing, the Company shall issue, sell and deliver to the

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Management  Investor,  and  the  Management  Investor  shall  purchase  from the
Company, two hundred and fifty (250) shares of Series C Preferred Stock (such shares of Series C Preferred Stock are referred to collectively herein as the "SHARES"). The number "250" in the preceding sentence shall be two hundred and fifty thousand (250,000) if the Recapitalization has been consummated prior to the Initial Closing Date).

                  (b) The purchase price per share of Series C Preferred Stock shall be equal to the Purchase Price (as such term is defined in the Purchase Agreement) (as used herein, the "PURCHASE PRICE") and shall be paid in cash at the Initial Closing.

                  (c) The purchase and sale of Shares shall occur on the Initial Closing Date and, at the Initial Closing:

                       (i)     the  Company  shall  deliver  to  the  Management
         Investor certificates representing the Shares, duly endorsed for transfer, transferring to the Management Investor good and marketable title to such Shares, free and clear of all liens and encumbrances; and

                       (ii) the Management Investor shall deliver to the Company the Purchase Price, in immediately available funds to the account specified by the Company at least two Business Days prior to the Initial Closing Date;

                  SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT INVESTOR. The Management Investor hereby represents and warrants to the Company as follows:

                  (a) The Shares (and the Underlying Common Shares) to be purchased by such Management Investor will be acquired for investment for the Management Investor's own account and not with a view to the resale or distribution of any part thereof, except in compliance with the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or an exemption therefrom, and in compliance with the terms of this Agreement. The Management Investor is a senior management employee of the Company and is fully familiar with the business of the Company and with the risks associated with the purchase of the Shares pursuant to this Agreement. The Management Investor is an accredited investor as defined under Rule 501(a) under the Securities Act.

                  (b) The Management Investor understands that the Shares and the Underlying Common Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Shares (and the Underlying Common Shares) may be resold without registration under the Securities Act only in certain limited circumstances.

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                  (c)        The  Management  Investor  further agrees that each
certificate representing the Shares (and the Underlying Common Shares) shall be stamped or otherwise imprinted with a legend substantially in the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SUCH SECURITIES HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND TO THE OTHER TERMS SET FORTH IN THAT CERTAIN MANAGEMENT INVESTMENT AGREEMENT, DATED AS OF DECEMBER 23, 1998, A COPY OF WHICH AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF THE COMPANY AND ARE AVAILABLE UPON REQUEST."


                  SECTION 4. RESTRICTIONS ON TRANSFER OF SHARES. For a period commencing on the Initial Closing Date and ending on the fifth anniversary of the Initial Closing Date, the Management Investor may not sell, transfer, assign, pledge, hypothecate or otherwise dispose of (each, a "TRANSFER") any of the Shares (or the Underlying Common Shares), without the prior express written consent of the Company, PROVIDED, HOWEVER, that the foregoing restriction on transfer shall not apply (i) if Capital Z Beneficially Owns less than (A) fifty percent (50%) of the number of shares of Senior Preferred Stock purchased by Capital Z on the Initial Closing Date (the "ORIGINAL PREFERRED SHARES") or (B) if any Original Preferred Shares shall thereafter have been converted into Common Stock, fifty percent (50%) of the sum of (x) the aggregate number of shares Common Stock owned by Capital Z as a result of such conversion(s) plus
(y) the aggregate number of shares Common Stock into which any remaining Original Preferred Shares owned by Capital Z may be converted (determined without regard to any limitations on conversion of such shares prior to the Recapitalization), in each case subject to adjustment for splits, combinations, reclassifications and similar events; (ii) if the Management Employee dies, retires, is terminated by the Company, or terminates his employment with the Company, subject to the provisions of Section 5 hereof; or (iii) a Change of Control (as defined in the New Option Plan) has occurred, but only if a Capital Z Realization Event (as defined in the New Option Plan) has also occurred on or prior to such Change of Control, and PROVIDED, FURTHER, that notwithstanding the foregoing restriction on transfer, the Management Investor may transfer, during the twelve-month period ending on the first anniversary of the Initial Closing Date and during each succeeding twelve-month period, up to 25% of the total number of Underlying Common Shares (whether structured as a transfer of Shares, Underlying Shares or a combination thereof) acquired hereunder (subject to adjustment for splits, combinations, reclassifications and similar events), it being further agreed that the Management Investor may request the Company's Board of


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Directors   to   allow   the   Management   Investor   to  transfer  Shares  (or
Underlying Common Shares) in excess of the 25% limitation described in this proviso if extraordinary liquidity needs have arisen with respect to the Management Investor, and, in such event, the Company (through its Board of Directors) will consider such request in good faith and will not unreasonably withhold its consent to a waiver of such limitation.

                  SECTION 5.  COMPANY'S OPTION TO PURCHASE SHARES.

                  (a) In the event of the death or retirement from, or termination of employment for any reason with, the Company of the Management Investor (a "Termination Date"), the Company shall have the option, but not the obligation, to purchase all, or any portion, of the Shares (and any Underlying Common Shares that may have been acquired upon conversion of the Shares) then owned by the Management Investor at the Fair Market Value (as hereinafter defined) per Share and/or Underlying Common Share on the Business Day immediately prior to the date on which the Company exercises its option to purchase in accordance with the this Section 5. The Company may exercise the foregoing option at any time within 30 days after the Termination Date, by written notice to the Management Investor, or his legal representative in the case of death, stating a date and time for consummation of the purchase no less than 10 nor more than 30 days after giving of such notice. "Fair Market Value" per Share or per Underlying Common Share, as of any particular date, shall mean
(a) in the case of a Share, the product obtained by multiplying (I) the Formula Number (as defined in the Certificate of Designations for the Senior Preferred Stock) in effect as of such date by (II) the Current Market Price (as defined in the Certificate of Designations for the Senior Preferred Stock) for the period of 15 consecutive Trading Days (as defined in the Certificate of Designations for the Senior Preferred Stock) prior to such date, or (b) in the case of an Underlying Share, the Current Market Price for the period of 15 consecutive Trading Days prior to such date.

                  (b) At the closing of the purchase of Shares (and any Underlying Common Shares) by the Company pursuant to Section 4(a), the Management Investor will deliver the Shares (and any Underlying Common Shares) to the Company against payment by the Company to the Management Investor of the purchase price for such Shares (and any Underlying Common Shares). Such purchase price shall be paid in cash.

                  SECTION 5. TERMINATION. All rights and obligations of the parties hereunder shall terminate upon the date upon which the Purchase Agreement is terminated in accordance with its terms, provided, that any such termination that results from the breach by a party of his or its obligations hereunder shall not relieve such party from any liability for breach of this Agreement.


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                  SECTION 6. FURTHER ASSURANCES. The Management Investor shall, upon request of the Company, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Company to be necessary or desirable to carry out the provisions hereof.

                  SECTION 7. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be sufficiently given if sent by registered or certified mail, postage prepaid, or overnight air courier service, or telecopy or facsimile transmission (with hard copy to follow) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Company, to the address set forth in Section 7.3 of the Purchase Agreement; and (ii) if to the Management Investor, to the address set forth for the Management Investor in the preamble to this Agreement or by telecopy to (323) 210-5253.

                  SECTION 8. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Company and the Management Investor and delivered to the Company and the Management Investor.

                  SECTION 10. ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  SECTION 11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law principles of such State.

                  SECTION 12. SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

                  SECTION 13. ENFORCEMENT. Each party agrees that irreparable damage would occur and that the other party hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches by the other party


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hereto   of  this  Agreement  and  to   enforce   specifically   the  terms  and
provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware of in Delaware State court.

                  SECTION 14. SEVERABILITY. If any term or provision hereof, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable with respect to such jurisdiction, and only to such extent, and the remainder of the terms and provisions hereof, and the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

                  SECTION 15. AMENDMENT; MODIFICATION; WAIVER. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                  SECTION 16. EXPENSES. The Company and the Management Investor shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and consummation of the transactions contemplated hereby.


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                  IN WITNESS  WHEREOF,  the Company and the Management  Investor
have caused this Agreement to be duly executed and delivered as of the date first written above.

                                         AAMES FINANCIAL CORPORATION



                                         By: /S/ BARBARA S. POLSKY
                                             -----------------------
                                         Name:  Barbara Polsky
                                         Title: Executive Vice President

                                         MANAGEMENT INVESTOR:

                                         /S/ CARY H. THOMPSON
                                        ----------------------------
                                           Cary Thompson